Exhibit 99.1

General Motors	Financial Communications and Investor Relations
Corporation	300 Renaissance Center
Detroit, MI 48265
For Release: 1: 30 p.m ET
January 11, 2007
GM Outlines Company Priorities for 2007
Improved Automotive Earnings and Cash Flow Versus 2006
Increased Capital Spending to $8.5-$9 Billion in 2007 and 2008
DETROIT – General Motors Chairman and CEO Rick Wagoner told securities analysts today that GM has made considerable progress in its North America turnaround, and outlined 2007 priorities for the automaker’s ongoing transformation.
“GM’s North America turnaround plan moved faster and further than people expected a year ago,” Wagoner said. “To be direct, 2006 needed to be a huge year for us – and it was.”
Wagoner noted that through the third quarter of last year, GM’s adjusted net income had improved by $4.2 billion to a profit of $1.9 billion, with most of the improvement coming in North America. GM’s improvement was also aided by strong financials and positive results outside North America, particularly in China. In addition, liquidity remained strong with over $20 billion cash on hand at the end of the third quarter.
An important area of improvement for GM in 2006 was in structural cost. The company far exceeded its reduction target of $6 billion in North America on an annual running-rate basis, achieving $9 billion of cost reduction on a running-rate basis by year-end 2006.
“We expect to reflect at least $6 billion of these savings in our 2006 financials, and then realize the full $9 billion savings in 2007,” Wagoner said. “This represents a major first step in achieving our aggressive global target of reducing structural costs to 25 percent of revenue by 2010.”
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In fact, GM reduced its global automotive structural costs from 34 percent of revenue in 2005, to between 29 and 30 percent of global revenue in 2006, and expects to further improve on that figure during 2007.
GM also made big moves on the revenue side of its turnaround plan in 2006, especially in terms of its sales and marketing strategy. Thanks to a disciplined approach that included reduced prices, lower incentives and a renewed focus on products and brands, GM achieved its U.S. retail sales target of 3 million units. The other big move, Wagoner noted, came with GM’s introduction last September of the best powertrain warranty of any full-line manufacturer – five years or 100,000 miles on every 2007 model year GM car and light-duty truck.
“Overall, there is a lot more work to do, but we stand today in a much more favorable position than we did just 12 months ago,” he added.
Wagoner said GM has five key priorities for 2007:
•	Stay focused on the North America turnaround;
•	Continue to drive aggressively in emerging markets, such as China, Brazil, Russia and India;
•	Maximize the benefits of running the business globally;
•	Build on GM’s comprehensive advanced propulsion strategy; and
•	Continue to improve business results, especially improved earnings and cash flow.
For the North American turnaround, Wagoner pointed out that product excellence was the most important element of the strategy, and “will continue to remain our absolute number-one focus.” To that end, he announced that GM’s global capital spending would increase from under $8 billion in 2005 and 2006, to between $8.5 and $9 billion in 2007 and 2008.
“We have had a very positive reaction to our newest vehicles, including the Chevy Tahoe, GMC Yukon, and Cadillac Escalade full-size utilities, and the Saturn Outlook, GMC Acadia and Buick Enclave midsize crossovers,” Wagoner said.
“We also swept the car and truck of the year awards at the North American International Auto Show in Detroit with the Saturn Aura and Chevrolet Silverado.
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“The progress in the execution of our new cars and trucks around the world is a credit to the men and women of General Motors. And we’re going to continue raising the bar in future product, with a particular focus on outstanding design and technology leadership,” he added.
In terms of the global marketplace, the GM Chairman and CEO noted that 55 percent of the company’s unit sales were outside the United States in 2006, and that this trend would likely continue. To capitalize on this opportunity, Wagoner said GM would continue to push hard and build on its already strong position in emerging markets.
This worldwide sales growth will be aided by GM’s continued efforts to run its business globally, particularly in product development, manufacturing, purchasing and powertrain.
“This move to run the business in a globally integrated manner is, in fact, probably the most profound change that is going on in the company today,” Wagoner explained. “In 2007, we’ll drive to accelerate the value we realize from global integration of GM.”
GM’s leveraging of global resources is also a key element of the company’s drive to achieve energy diversity and environmental leadership, as evidenced by the introduction this week of the Chevrolet Volt concept car, an extended-range electric vehicle based on GM’s all-new E-Flex technology. E-Flex is a family of electrically driven propulsion systems for future small and midsize GM vehicles, and a potential “game-changer” for GM and the auto industry, Wagoner said.
The final 2007 priority for GM is very clear: continue to improve business results.
“The rate of improvement in our financials through three quarters of 2006 was significant, and it needed to be,” Wagoner said, “But no one at GM believes that hitting breakeven in North America, or making a couple of billion in corporate net income is ‘winning.’ We know we need to move to steady revenue growth, solid earnings, consistent positive cash flow, and a stronger balance sheet.
“We plan to make another significant step in the right direction on these metrics in 2007,” he said.
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General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 284,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2006, 9.1 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
A taped replay of the meeting with analysts will be made available from 5:00 p.m. Eastern Time on Jan. 11, 2007, until 5:00 p.m. Eastern Time on Jan. 12, 2007. To access the taped replay, dial 800-633-8284 (or 402-977-9140 for international access) and enter reservation number 21312709 to access the taped replay.
A live webcast of the GM presentations is via a hot link in GM Media Online at http://media.gm.com, or directly on the Investor Relations website at http://investor.gm.com under the Calendar/Events in the Recent Events section. A replay of the webcast will also be made available.
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Forward-Looking Statements
In this press release and in related comments by General Motors’ management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors include: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of the Corporation’s new products; significant changes in the competitive environment and the effect of competition in the Corporation’s markets, including on the Corporation’s pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC and other governmental agencies; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees and the successful completion of a collective bargaining agreement; negotiations and bankruptcy court actions with respect to Delphi’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM’s key suppliers such as Delphi; additional credit rating downgrades and the effects thereof; factors affecting GMAC’s results of operations and financial condition such as credit ratings, interest rates, the housing market, adequate access to the capital, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in its contractual servicing rights; shortages of and price increases for fuel; changes in economic conditions, commodity prices, such as steel and other raw materials, currency exchange rates or political stability in the markets in which we operate; the effects of transactions or alliances entered into by one or more of our competitors; currency exchange rates or political instability in the markets in which we operate; and general economic conditions, in particular stability of consumer confidence.
The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms.
Contact:
Randy Arickx
Phone: 313-667-0006
Email: randy.c.arickx@gm.com
Reneé Rashid-Merem
Phone: 313-665-3128
Email: renee.rashid-merem@gm.com